     As filed with the Securities and Exchange Commission on May 17, 2000
                                                      Registration No. 333-84563
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ______________

                        POST-EFFECTIVE AMENDMENT NO.1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                       THE SECURITIES ACT OF 1933

                                ______________

                          MILLER EXPLORATION COMPANY
            (Exact name of registrant as specified in its charter)

         Delaware                                             38-3379776
(State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                       Identification Number)


                            3104 Logan Valley Road
                      Traverse City, Michigan 49685-0348
                                (231) 941-0004
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)



       Deanna L. Cannon                           Copies of all communications,
       3104 Logan Valley Road                     including all communications
  Traverse City, Michigan  49685-0348               to the agent for service,
          (231) 941-0004                               should be sent to:

                                                         Alan P. Baden
   (Name, address, including zip code,                    Mark Early
  and telephone number, including area               Vinson & Elkins L.L.P.
      code, of agent for service)                  3700 Trammell Crow Center
                                                       2001 Ross Avenue
                                                      Dallas, Texas 75201
                                                        (214) 220-7700

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined in light of market conditions and other factors.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                _______________

                      CALCULATION OF THE REGISTRATION FEE

=========================================================================================================
                                                        Proposed           Proposed
                                                        Maximum            Maximum
Title of each class of               Amount to be    Offering Price       Aggregate         Amount of
securities to be registered          registered       per Share(1)       Offering Price   registration fee
---------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
    share                               1,100,498         $1.25          $ 1,375,623           $ 363(2)
=========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low sales prices reported on The Nasdaq National Market for the Registrant's common stock on May 16, 2000.

(2) Of this amount, $343 was previously paid in connection with the Registration Statement on Form S-3 filed by the Registrant on August 5, 1999 and
    October 15, 1999. The balance of $20 is being paid in connection herewith.

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                   Subject to Completion, dated May 17, 2000

                    1,100,498 SHARES OF COMMON STOCK


                                 [MILLER LOGO]



                          MILLER EXPLORATION COMPANY

                                --------------

     Veritas DGC Land, Inc. may offer and sell up to 1,100,498 shares of our common stock under this prospectus. These shares of common stock may be acquired by Veritas upon the exercise of warrants to purchase Miller common stock. Veritas may offer and sell the common stock in the over-the-counter market, in block trades or otherwise, at prevailing market prices, or at privately negotiated prices. See "Selling Stockholders" beginning on page 6 for additional information regarding the shares that may be offered under this prospectus.

     Miller will not receive any proceeds from any sales of common stock by Veritas. We will receive $11,005 if the warrants are fully exercised.

     Miller's common stock is listed on the Nasdaq National Market under the symbol "MEXP." On May 16, 2000, the last reported sale price of the common stock on the Nasdaq National Market was $1.25 per share.

                                --------------

     See "Risk Factors" beginning on page 1 of this prospectus for a discussion of certain factors that you should consider before you invest in Miller's common stock.
                                --------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.



              The date of this prospectus is  May 17, 2000

     You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is an offer to sell or to buy only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.



                               Table of Contents

                                                                      Page
                                                                      ----

Where You Can Find More Information...................................  ii

Disclosure Regarding Forward-Looking Statements.......................  1

Risk Factors..........................................................  1

Selling Stockholders..................................................  6

Use of Proceeds.......................................................  6

Plan of Distribution..................................................  6

                      Where You Can Find More Information

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Reports, proxy statements and other information concerning Miller can also be inspected and copied at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until Veritas sells all of the shares of common stock covered by this prospectus.

     .  Annual Report on Form 10-K for the fiscal year ended December 31,
        1999;



     .  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
        2000;

     . The description of our capital stock set forth in our Registration Statement on Form 8-A filed on January 28, 1998.

     We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. You may request copies of these documents by writing or telephoning us at the following address:

          Miller Exploration Company
          3104 Logan Valley Road
          Traverse City, Michigan  49685-0348
          (231) 941-0004

                Disclosure Regarding Forward-Looking Statements

     Some statements in this prospectus or in the documents we refer you to, including statements regarding the expectations, intentions, plans and beliefs of our management, are forward-looking statements, as defined in the Securities Act of 1933 and the Securities Exchange Act of 1934. The outcome of the forward-looking statements depends on certain events, risks and uncertainties that may be outside our control. These forward-looking statements include statements of management's plans and objectives for future operations and statements of future economic performance; information regarding drilling and seismic exploration schedules; expected or planned production capacity; our capital budget and future capital requirements; our ability to meet our future capital needs; the level of future expenditures for environmental costs; the outcome of regulatory and litigation matters; the impact of Year 2000 issues; the amount of proved oil and gas reserves and discounted future net cash flows attributable to those reserves; and the assumptions described in this prospectus or in the documents we refer you to underlying such forward-looking statements. Actual results and developments could differ materially from those expressed in or implied by these forward looking statements due to a number of factors, including those set forth under the caption "Risk Factors" in this prospectus and in our Annual Report on Form 10-K, which is incorporated by reference into this prospectus.


                                 Risk Factors

     You should carefully consider, in addition to the other information contained in this prospectus and any accompanying prospectus supplement, the risks described below before making any investment decision.

Our business depends on exploratory drilling activities

     Our revenues, operating results and future rate of growth depend upon the success of our exploratory drilling program. Exploratory drilling is a speculative activity, and it involves many risks, including the risk that we will find no commercially productive oil or natural gas reservoirs. There can be no assurance that new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce enough net revenues to return a profit after drilling, operating and other costs. We cannot accurately predict the cost of drilling, completing and operating wells, and we may have to reduce, delay or terminate drilling operations due to several factors, including:


 .    unexpected drilling conditions;
 .    pressure or irregularities in formations;
 .    equipment failures or accidents;
 .    adverse weather conditions;

 .    title problems;
 .    the need to comply with governmental requirements; and
 .    shortages or delays in the availability of drilling rigs and the delivery of equipment.


Even with the most current technology, exploratory drilling is an uncertain business

     When properly used and interpreted, 2-D and 3-D seismic data and other advanced technologies only help us identify subsurface structures, but they do not tell us whether a location can produce oil or gas. In addition, the use of 2-D and 3-D seismic data and other advanced technologies involves greater pre-drilling costs than traditional drilling strategies, and such costs may cause us to incur operating losses. As a result of these uncertainties, our future drilling activities may be unsuccessful, and our drilling success rate, both overall and within a particular region, may decline.

Successful drilling may not equal commercial success

     Even if we identify potential drilling locations, we may not have or be able to get an option or lease rights in those locations. If we are unable to obtain rights on these locations, we will be unable to produce oil or natural gas from these potential drilling locations.

The nature of exploratory drilling can prevent us from meeting our budget

     Drilling locations initially may be identified through a number of methods, some of which do not include interpretation of 3-D or other seismic data. Sometimes, wells scheduled to be drilled in our capital budget may be based upon statistical drilling results in other areas that we believe are geologically similar, rather than on analysis of seismic or other data. Actual drilling results are likely to vary from these statistical results, sometimes significantly.

Drilling is a hazardous activity

     Our operations are subject to hazards and risks inherent in drilling for and producing and transporting oil and natural gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, craterings, pipeline ruptures and spills, uncontrollable flows of oil, natural gas or well fluids, any of which can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other property damage. We maintain insurance against some but not all of the risks described above. In particular, our insurance policies do not cover claims relating to failure of title to oil and natural gas leases, trespass during 2-D and 3-D survey or surface change attributable to seismic operations and, except in limited circumstances, losses due to business interruption. We may elect to self-insure if we believe that the cost of insurance, although available, is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. We may participate in a number of wells on a non-operated basis, which may limit our ability to control the risks associated with oil and natural gas operations. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on our business, financial condition and results of operations.

Oil and natural gas prices are volatile

     Our revenues, operating results and future rate of growth are substantially dependent upon the prevailing prices of, and demand for, oil and natural gas. The markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

 .    worldwide and domestic supplies of oil and natural gas;
 .    the ability of the members of the Organization of Petroleum Exporting
     Countries to agree to and maintain oil price and production controls;
 .    political instability or armed conflict in oil-producing regions;
 .    the price and level of foreign imports;
 .    the level of consumer demand;
 .    the price and availability of alternative fuels;
 .    the availability of pipeline capacity;
 .    weather conditions;
 .    domestic and foreign governmental regulations and taxes; and
 .    the overall economic environment.

     It is impossible to predict future oil and natural gas price movements. A resumption of the significantly lower oil and gas prices experienced in 1998 and early 1999, as compared to prior years, or a further decline in oil and natural gas prices will likely have a material adverse effect on our financial condition, liquidity, ability to finance planned capital expenditures and results of operations. Lower oil and natural gas prices also may reduce the amount of oil and natural gas that we can produce economically.

Changes in valuation may adversely affect our financial condition

     We periodically review the carrying value of our oil and natural gas properties under the full cost accounting rules of the Securities and Exchange Commission. Under these rules, capitalized costs of proved oil and natural gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%, and the lower of cost or market value of unproved properties. Application of the "ceiling" test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a writedown for accounting purposes if the ceiling amount is exceeded, even if prices were depressed for only a short time. At year end 1998, we recorded a $34.4 million non-cash write down of our oil and gas properties. We may be required in the future to writedown the carrying value of our oil and natural gas properties further if oil and natural gas prices are depressed or unusually volatile. A writedown, if required, would result in a charge to earnings, but would not impact cash flow from operating activities. Once incurred, a writedown of oil and natural gas properties cannot be reversed.

Our growth strategy will increase our exposure to operating hazards

     We have relied in the past and expect to continue to rely on project partners and independent contractors, including geologists, geophysicists and engineers, that provide us with services such as seismic survey planning and management, project and prospect generation, land acquisition and drilling, among others. Due to the competitive nature of the markets in which we operate, we believe that the demand for qualified geologists, geophysicists and engineers is increasing. As we increase the number of projects we evaluate or in which we participate, there will be additional demands on our financial, technical, operational and administrative resources and continued reliance on project partners and independent contractors. These strains on resources, additional demands and continued reliance may negatively affect our operations. Our ability to continue growing will depend upon a number of factors, including :

 .    our ability to obtain leases or options on properties;
 .    our ability to acquire additional 3-D seismic data;
 .    our ability to identify and acquire new exploratory sites;
 .    our ability to develop existing sites;
 .    our ability to continue to retain and attract skilled personnel;
 .    our ability to maintain or enter into new relationships with project partners and independent contractors;
 .    the results of our drilling program;
 .    hydrocarbon prices; and
 .    access to capital.

     Although we intend to upgrade our technical, operational and administrative resources and to increase our ability to provide certain of the services previously provided by outside sources, there can be no assurance that we will be successful in doing so or that we will be able to continue to maintain or enter into new relationships with project partners and independent contractors. In addition:

 .    the failure to continue to upgrade our technical, administrative, operating and financial resources and control systems, or

 .    the occurrence of unexpected expansion difficulties, including difficulties in recruiting or retaining sufficient numbers of qualified personnel and independent contractors, or

 .    the reduced availability of seismic gathering, drilling or other services,

could have a material adverse effect on our business, financial condition and results of operations.

Our proved reserves will decline with production, and we may be unable to effectively replace them

     In general, production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent that we conduct successful exploration and development or acquire properties containing proved reserves, our proved reserves will decline as we produce reserves. Our future oil and natural gas production depends upon our ability to economically find, develop or acquire reserves in commercial quantities.

Working with other operators exposes us to risk

     We may participate in a number of wells as non-operator. The failure of an operator of our wells to conduct adequate operations, or an operator's breach of the applicable agreements, could adversely impact our business.

We may be unable to effectively market our production

     The marketability of our production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. We deliver natural gas through gas gathering systems and gas pipelines that we do not own. Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect our ability to produce and market our oil and natural gas.

Loss of key personnel could adversely affect our business

     We have assembled a team of geologists, geophysicists and engineers, some of whom are independent contractors, that have considerable experience in oil and natural gas exploration and production. We depend upon the knowledge, skills and experience of these experts to provide 2-D and 3-D imaging and to assist us in reducing the risks associated with our participation in oil and natural gas exploration projects. In addition, the success of our business also depends to a significant extent upon the abilities and continued efforts of our management. We do not maintain key-man life insurance with respect to any of our employees. The loss of services of key management personnel or our technical experts and consultants, or the inability to attract additional qualified personnel, experts or consultants, could have a material adverse effect on our business, financial condition, results of operations, development efforts and ability to grow. In addition, we may not be able to attract and/or retain key management personnel or technical experts or consultants.

Technological changes could affect our operations

     The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement such new technologies at substantial costs. In addition, other oil and gas companies have greater financial, technical and personnel resources that may allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may be unable to respond to such competitive pressures and implement such technologies on a timely basis or at an acceptable cost. One or more of the technologies that we currently use or may implement in the future may become obsolete.

We may not be able to obtain the capital we need

     Exploring for or developing reserves is capital intensive. We make and will continue to make substantial capital expenditures in our exploration and development projects. Although we intend to finance these capital expenditures with cash flow from operations, additional financing may be required in the
future.   If cash flow from our operations is reduced and we cannot get adequate capital from other sources, our ability to maintain or expand our asset base of oil and natural gas reserves would be impaired. If additional capital sources are not available to us, we may reduce our drilling, seismic and other activities, which could adversely affect our business, financial conditions and results of operations.

Certain of our stockholders have significant control of our company

     As of September 30, 1999, our directors, executive officers and certain of their affiliates, beneficially owned approximately 45% of our outstanding common stock. Accordingly, these stockholders, as a group, will be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws and the approval of mergers or other significant corporate transactions. The existence of these levels of ownership concentrated in a few persons makes it unlikely that any other holder of common stock will be able to affect our management or direction. These factors also may delay or prevent a change in our management or voting control.

Our governing documents make takeovers difficult

     Our certificate of incorporation and bylaws include certain provisions that may delay, deter or prevent a takeover or change in control of Miller without the approval of our board of directors. Such provisions also may make the removal of directors and management more difficult. Among other things, our certificate of incorporation and/or bylaws:

 .    provide for a classified board of directors serving staggered three-year terms;

 .    impose restrictions on who may call a special meeting of stockholders;

 .    include a requirement that stockholder action be taken only by unanimous written consent or at stockholder meetings;

 .    specify certain advance notice requirements for stockholder nominations of candidates for election to the board of directors and certain other stockholder proposals; and

 .    impose certain restrictions and supermajority voting requirements in connection with specified business combinations not approved in advance by our board of directors.


In addition, our board of directors, without further action by the stockholders, may cause us to issue up to two million shares of preferred stock on such terms and with such rights, preferences and designations as the board of directors may determine. Issuance of preferred stock, depending upon its rights, preferences and designations, may delay, deter or prevent a change in control of Miller. Further, certain provisions of the Delaware General Corporation Law impose restrictions on the ability of a third party to effect a change in control and may be considered disadvantageous by a stockholder.

                             Selling Stockholders

     On April 15, 1999, we issued a $4.7 million promissory note to one of our suppliers, Veritas DGC Land, Inc. for the outstanding balance due to Veritas for services provided in 1998 and 1999.

     We also entered into an agreement with Veritas to issue warrants to Veritas that entitle Veritas to purchase shares of Miller's common stock in lieu of receiving cash payments for the interest obligations under the Veritas note. The warrant agreement requires Miller to issue warrants to Veritas in conjunction with the signing of the warrant agreement, as well as on the six-month anniversary. In addition, we have elected to issue additional warrants instead of making interest payments in cash on the 12 month anniversary of the warrant agreement and also may elect to issue additional warrants on the 18 month anniversary. The exercise price of each warrant is $0.01 per share. Under the terms of the warrant agreement, all warrants issued will expire on April 15, 2002.

     Miller and Veritas are also parties to a registration rights agreement pursuant to which we have agreed, among other things, to register the offer and sale of the shares of common stock issuable upon the exercise of the warrants under the Securities Act, and Veritas and Miller agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act in connection with the sale of the shares under this prospectus. Pursuant to the registration rights agreement, Veritas is required to pay the underwriting discounts and commissions associated with the offering contemplated hereby, and Miller is generally required to pay all of the other expenses directly associated with the offering, including, without limitation, the cost of registering the shares offered hereby, including applicable registration and filing fees, printing expenses, applicable expenses for legal counsel and accountants incurred by Miller and the legal fees of Veritas associated with the offering in an amount not to exceed $5,000. The warrants issued to Veritas or the shares of common stock issuable upon the exercise of those warrants may be transferred from Veritas from time to time. Persons or entities to whom the warrants or shares are transferred also may be entitled to registration rights and the names and other information regarding these persons and entities will be set forth in a Prospectus Supplement.

     As of April 15, 2000, Veritas held warrants exercisable for 1,100,498 shares of our common stock but did not own any shares of our common stock. If all of the warrants are exercised, Veritas will own approximately 8.0% of our outstanding common stock.

                                Use of Proceeds

     We will not receive any proceeds from the sale of the common stock. We will receive $11,005 if the warrants are fully exercised.

                             Plan of Distribution

     The common stock under this prospectus is being offered for sale by Veritas. The common stock may be sold or distributed from time to time by Veritas, or by its donees, transferees or other successors in interest, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire the common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

     Any broker-dealer participating in such transactions as agent may receive commissions from Veritas (and, if they act as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by Veritas. Broker-dealers may agree with Veritas to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Veritas, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Veritas. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the Nasdaq National Market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     Upon our being notified by Veritas that any material arrangement has been entered into with a broker or dealer for the sale of any of the common stock offered hereby through a secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if required, disclosing

 .    the name of such brokers or dealers;

 .    the number of shares of common stock to be sold;

 .    the price at which the shares are being sold;

 .    the commissions paid or the discounts or concessions allowed to such brokers or dealers; and

 .    other facts material to the transaction.

     We have advised Veritas that the anti-manipulation rules of Regulation M promulgated by the Securities and Exchange Commission may apply to their sales in the market and have informed them of the need to deliver copies of this prospectus to prospective purchasers. Veritas may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933 if any such broker-dealers purchase shares as principal.

     Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under that Rule rather than pursuant to this prospectus.

     There can be no assurance that Veritas will sell any or all of the shares of our common stock offered by it pursuant to this prospectus.

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The expenses, all of which will be paid by the Registrant, in connection with the registration of common stock offered hereby, other than commissions, are as follows:


          SEC Registration Fee................................  $   455
          NASDAQ Listing Fee..................................  $11,005
          Printing and Engraving Expenses.....................  $ 2,000
          Legal Fees and Expenses.............................  $ 4,000
          Accounting Fees and Expenses........................  $ 2,000
          "Blue Sky" Fees and Expenses........................  $   500
          Transfer Agent and Registrar Fees...................  $   500
          Miscellaneous.......................................  $    40
                                                                -------
            Total                                               $20,500

Item 15. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the "Delaware Law") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify any person under such section in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, except that no indemnification shall be made in respect thereof unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify a present or former director or officer of a corporation who was successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, as a director, officer, employer or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation.

     Section 102(b)(7) of the Delaware Law permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (d) for any transaction from which the director derived an improper personal benefit. Article XIII of the Registrant's Certificate of Incorporation eliminates the liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware Law. The Delaware Law permits the purchase of insurance on behalf of the directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify directors and officers against such liability.

     The Registrant maintains officers' and directors' liability insurance for members of its Board of Directors and executive officers, and the Registrant has entered into agreements to indemnify its directors and officers.

     At present, there is no pending litigation or other proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     Articles XIII and XIV of the Registrant's Certificate of Incorporation and
Article VI of the Registrant's Bylaws provide for indemnification of directors and officers to the fullest extent permitted by law.

Item 16. Exhibits and Financial Statement Schedules.


  Exhibit
  Number                          Description of Exhibits
----------                        -----------------------
2.1       --  Exchange and Combination Agreement dated November 12, 1997
              (incorporated by reference to Exhibit 2.1 to the Registrant's
              Registration Statement on Form S-1 as filed with the
              Securities and Exchange Commission on November 17,1997)
2.2       --  Letter Agreement amending Exchange and Combination Agreement
              (incorporated by reference to Exhibit 2.2(a) to the
              Registrant's Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on November 17, 1997)
2.3       --  Letter Agreement amending Exchange and Combination Agreement
              (incorporated by reference to Exhibit 2.2(b) to the Registrant's
              Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on November 17, 1997)
2.4       --  Letter Agreement amending Exchange and Combination Agreement
              (incorporated by reference to Exhibit 2.2(c) to the Registrant's
              Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on November 17, 1997)
2.5       --  Agreement for Purchase and Sale dated November 25, 1997 between
              Amerada Hess Corporation and Miller Oil Corporation (incorporated by reference to Exhibit 2.3 to the Registrant's Registration
              Statement on Form S-1/A as filed with the Securities and Exchange
              Commission on December 5, 1997)
2.6       --  First Amendment to Agreement for Purchase and Sale dated January
              7, 1998 (incorporated by reference to Exhibit 2.3(b) to the
              Registrant's Registration Statement on Form S-1/A as filed with the Securities and Exchange Commission on January 9, 1998)
4.1       --  Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration
              Statement on Form S-1 as filed with the Securities and Exchange
              Commission on November 17, 1997)
4.2       --  Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on November 17, 1997)
4.3       --  Form of Specimen Stock Certificate (incorporated by reference to
              Exhibit 4.3 to the Registrant's Registration Statement on Form S-
              1/A as filed with the Securities and Exchange Commission on
              December 5, 1997)
4.4       --  Warrant between Miller Exploration Company and Veritas DGC Land,
              Inc. dated April 14, 1999 (incorporated by reference to Exhibit
              10.21 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998)
4.5       --  Registration Rights Agreement between Miller Exploration Company and Veritas DGC Land, Inc. dated April 14, 1999 (incorporated by reference to Exhibit 10.22 to the Registrant's Annual Report on
              Form 10-K for the year ended December 31, 1998)
+   5.1   --  Opinion of Vinson & Elkins L.L.P.
+   23.1  --  Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
+   23.2  --  Consent of Arthur Andersen LLP
+   23.3  --  Consent of S.A. Holditch & Associates
+   23.4  --  Consent of Miller and Lents, Ltd.
    24.1  --  Power of Attorney (previously filed)

____________________
+     Filed herewith.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (b) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (c) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (d) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Traverse City, State of Michigan, on May 17, 2000.

                                    MILLER EXPLORATION COMPANY

                                    By:/s/ Deanna L. Cannon
                                       -----------------------------------------
                                                   Deanna L. Cannon
                                         Vice President--Finance and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


          Signature                         Title                      Date
          ---------                         -----                      ____


             *                 Chairman of the Board and Director       May 17, 2000
-----------------------------
  C.E. Miller

/s/ KELLY E. MILLER            President, Chief Operating Officer       May 17, 2000
-----------------------------  and Director (Principal Executive
  Kelly E. Miller              Officer)

             *                 Vice President--Finance and Secretary    May 17, 2000
-----------------------------
  Deanna L. Cannon             (Principal Financial and Accounting
                               Officer

             *                 Director                                 May 17, 2000
-----------------------------
  Gene Miller

             *                 Director                                 May 17, 2000
-----------------------------
  Richard J. Burgess

                               Director
-----------------------------
  Frank M. Burke, Jr.

             *                 Director                                 May 17, 2000
-----------------------------
  Kenneth J. Foote

                               Director
-----------------------------
  Dan A. Hughes, Jr.

                               Director
-----------------------------
  William Casey McManemin

* By Kelly E. Miller, as Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit
Number                            Description of Exhibits
-------                           -----------------------
  2.1    --    Exchange and Combination Agreement dated November 12, 1997
               (incorporated by reference to Exhibit 2.1 to the Registrant's
               Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on November 17, 1997)
  2.2    --    Letter Agreement amending Exchange and Combination Agreement
               (incorporated by reference to Exhibit 2.2(a) to the Registrant's
               Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on November 17, 1997)
  2.3    --    Letter Agreement amending Exchange and Combination Agreement
               (incorporated by reference to Exhibit 2.2(b) to the Registrant's
               Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on November 17, 1997)
  2.4    --    Letter Agreement amending Exchange and Combination Agreement
               (incorporated by reference to Exhibit 2.2(a) to the Registrant's
               Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on November 17, 1997)
  2.5    --    Agreement for Purchase and Sale dated November 25, 1997 between
               Amerada Hess Corporation and Miller Oil Corporation (incorporated by reference to Exhibit 2.3 to the Registrant's Registration
               Statement on Form S-1/A as filed with the Securities and Exchange
               Commission on December 5, 1997)
  2.6    --    First Amendment to Agreement for Purchase and Sale dated January
               7, 1998 (incorporated by reference to Exhibit 2.3(b) to the
               Registrant's Registration Statement on Form S-1/A as filed with the Securities and Exchange Commission on January 9, 1998)
  4.1    --    Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration
               Statement on Form S-1 as filed with the Securities and Exchange
               Commission on November 17, 1997)
  4.2    --    Bylaws of the Registrant (incorporated by reference to Exhibit
               3.2 to the Registrant's Registration Statement on Form S-1 as
               filed with the Securities and Exchange Commission on November 17,
               1997)
  4.3    --    Form of Specimen Stock Certificate (incorporated by reference to
               Exhibit 4.3 to the Registrant's Registration Statement on Form
               S-1/A as filed with the Securities and Exchange Commission on
               December 5, 1997)
  4.4    --    Warrant between Miller Exploration Company and Veritas DGC Land,
               Inc. dated April 14, 1999 (incorporated by reference to Exhibit
               10.21 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998)
  4.5    --    Registration Rights Agreement between Miller Exploration Company and Veritas DGC Land, Inc. dated April 14, 1999 (incorporated by reference to Exhibit 10.22 to the Registrant's Annual Report on
               Form 10-K for the year ended December 31, 1998)
+   5.1  --    Opinion of Vinson & Elkins L.L.P.
+  23.1  --    Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
+  23.2  --    Consent of Arthur Andersen LLP
+  23.3  --    Consent of S.A. Holditch & Associates
+  23.4  --    Consent of Miller and Lents, Ltd.
   24.1  --    Power of Attorney (contained on the signature page to this
               Registration Statement)

____________________
+     Filed herewith.